Exhibit 99.1

Contacts:

Dave Hage	Kristyn Hutzell
Executive Vice President	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

Power-One Names Richard J. Thompson Chief Executive Officer

CAMARILLO, Calif.— February 19, 2008—Power-One, Inc. (NASDAQ:PWER) announced today that its Board of Directors has appointed Richard J. Thompson to serve as the company’s chief executive officer, effective immediately.  He succeeds William T. Yeates, who has resigned from the company and its Board of Directors to pursue other personal interests.

Mr. Thompson has over 30 years of management, operations, and finance experience in electronics, computers, semiconductors and energy companies.  He was appointed to Power-One’s Board of Directors in August of 2007.  Most recently, Mr. Thompson has been a consultant to private equity firms.  Previously, Mr. Thompson was Chief Financial Officer of American Power Conversion (APC), a $2 billion provider of real-time computing and data center infrastructure products and services (APC was acquired by Schneider Electric SA in February 2007).  Before joining APC, Mr. Thompson was CFO of Artesyn Technologies, a leading provider of power electronics, where he also held operations and general management positions.

Mr. Thompson will continue to serve as a member of Power-One’s Board of Directors.

“Rich Thompson brings to our company the ideal set of skills and strategic insight required to leverage Power-One’s global scale and product breadth into the sustainable, profitable growth needed to drive shareholder value,” said Jay Walters, chairman, on behalf of the Board of Directors.  “We are excited to attract a leader with Rich’s expertise in the power industry and his successful track record of optimizing cost structures across global organizations. The Company and the Board of Directors thank Bill for all of his contributions over the past seven years and wish him well.”

Mr. Thompson said, “Power-One is a global leader in the power industry with an outstanding technology portfolio and talented employees responsible for the company’s innovative products.  I am pleased to have the opportunity to lead the company and I am eager to build on our strong position in the markets we serve.”  He continued, “I look forward to achieving sustainable profitability while continuing to offer our customers the most reliable and cost-effective power solutions in the market.”

About Power-One:

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications. Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Please visit www.power-one.com for more information.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the possibility that the market for the sale of certain products and services may not develop as expected; the difficulties of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes;  the Company’s ability to achieve anticipated reductions in manufacturing costs,  improvements in gross margins, and/or reductions in SG&A expenses; and the impact of competitive products or technologies and competitive pricing pressures.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

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